SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 8, 2005

RURAL CELLULAR CORPORATION

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State or other Jurisdiction of Incorporation)

0-27416	41-1693295

(Commission File Number)	(IRS Employer Identification No.)

3905 Dakota Street S.W., Alexandria, Minnesota	56308

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code	(320) 762-2000

Former Name or Former Address, if Changed Since Last Report
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On December 8, 2005, the Board of Directors of Rural Cellular Corporation (the “Company”), based on the recommendation of the Compensation Committee, determined the compensation for fiscal 2006 for Richard P. Ekstrand, President and Chief Executive Officer, Wesley E. Schultz, Executive Vice President and Chief Financial Officer, and Ann K. Newhall, Executive Vice President and Chief Operating Officer.
     Each will receive a 3.5% increase in base salary effective January 1, 2006, resulting in salaries of $536,130 for Mr. Ekstrand and $416,070 for Ms. Newhall and Mr. Schultz. Each will be eligible to receive an incentive bonus for 2006 of 75% of base salary for Mr. Ekstrand (50% for Ms. Newhall and Mr. Schultz) if the Company meets EBITDA and customer addition targets approved by the board. If the goals are not met, the bonus could be as low as 0% or, if the goals are exceeded, the bonus could be as high as 112.5% of base salary for Mr. Ekstrand (75% for Ms. Newhall and Mr. Schultz). Each will be granted stock options and restricted stock pursuant to a new long-term incentive plan developed by the compensation committee with the assistance of a recognized compensation consulting firm, contingent on the approval of the plan by the shareholders at the annual meeting in May 2006.

SIGNATURES
     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RURAL CELLULAR CORPORATION (Registrant)
Dated: December 14, 2005	/s/ Richard P. Ekstrand
Richard P. Ekstrand
President and Chief Executive Officer